Immediate Release

Media Contact:
Jeff Bellows, Managing Director, Public Relations
(US+) 1-617-897-0350 or jeff.bellows@resources-us.com

Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500 or nate.franke@resources-us.com

Resources Connection, Inc. Reports Third Quarter Fiscal 2009 Results

IRVINE, Calif., April 7, 2009 – Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“Resources”) – accomplished professionals in accounting and finance, risk management and internal audit, information management, human capital, supply chain management and legal services, today announced financial results for its fiscal third quarter ended February 28, 2009.

Total revenue for the third quarter of fiscal 2009 was $156.0 million versus $202.8 million for the third quarter in fiscal 2008, a decrease of 23.1%. Revenues in the U.S. declined 24.0% quarter-over-quarter while international revenues declined 20.6% (9.6% on a constant dollar basis).

“Our current business, like many other professional services companies, continues to be challenged by the negative macroeconomic environment around the world,” said Thomas D. Christopoul, President and CEO of Resources.  “While our clients are approaching their business initiatives much more cautiously, we believe that our value proposition to our clients remains compelling despite the obvious uncertainty in the global economy.”

Total revenue for the nine months ended February 28, 2009 was $553.5 million, a decrease of 8.3% from $603.6 million for the comparable period of fiscal 2008. Revenues in the U.S. declined 11.6% versus the comparable prior year period while international revenues improved 1.0% (4.5% on a constant dollar basis).

Gross margin decreased 10 basis points to 37.2% in the third quarter of fiscal 2009 compared with 37.3% in the comparable period of fiscal 2008, primarily as a result of decreased leverage on certain employee benefit costs. Selling, general and administrative expenses, which include stock compensation expense, were $50.8 million for the third quarter of fiscal 2009, down from $57.5 million in the third quarter of fiscal 2008.

Net income was $2.1 million for the third quarter ended February 28, 2009 compared with $8.7 million for the quarter ended February 23, 2008; earnings per diluted share were $0.05 per diluted share for the third quarter of fiscal 2009 versus $0.19 per diluted share for the third quarter of the prior year.  Net income includes stock compensation expense of $3.2 million and $4.8 million, net of tax, for the quarters ended February 28, 2009 and February 23, 2008, respectively.

Adjusted earnings before interest, taxes, depreciation, amortization and stock compensation expense or “Adjusted EBITDA” for the third quarter of fiscal 2009 was $11.4 million or 7.3% of revenue versus $24.1 million or 11.9% of revenue for the same quarter of fiscal 2008.

Net income was $24.0 million for the nine months ended February 28, 2009 compared with $33.3 million for the nine months ended February 23, 2008; earnings per diluted share were $0.53 per diluted share for the first nine months of fiscal 2009 versus $0.67 per diluted share for the first nine months of the prior year.  Net income includes stock compensation expense of $10.6 million and $13.7 million, net of tax for the nine months ended February 28, 2009 and February 23, 2008, respectively.

 Adjusted EBITDA for the first nine months of fiscal 2009 was $65.1 million or 11.8% of revenue versus $79.9 million or 13.2% of revenue for the same period of fiscal 2008.

For the nine months ended February 28, 2009, Resources generated $47.7 million in cash from operations and as of February 28, 2009 had $146 million in cash and short-term investments.

“Undoubtedly, the economic climate will continue to challenge Resources,” said Christopoul.  “We remain convinced that our flexible business model, combined with the strength of our balance sheet, gives us a distinct competitive advantage.    While our primary focus will always be on growing revenue, we cannot ignore our infrastructure costs in this environment, and we have executed a plan to consolidate certain offices over the next few months. These actions are being taken in connection with our continued focus on client development where we see substantial potential to shift additional share of consulting spend from our traditional competitors.”

In March 2009, the Company commenced a plan to consolidate seven offices into existing, larger market practices.  In conjunction with this activity and other personnel actions, the Company will record a charge during the fourth quarter of approximately $3.4 million related to the estimated lease abandonment costs, including leasehold improvements, and severance.  On an annualized basis, these actions, when combined with other cost reduction activities, should produce cost savings of approximately $12 million.

“We expect Resources to continue to provide superior value to our clients, balanced rewards to our employees and a solid return on investment to our shareholders,” said Don Murray, Executive Chairman of Resources.  “I am very thankful that our employees and consultants continue to demonstrate their unparalleled commitment to our culture and our value proposition at this critical juncture in the company’s history.”

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,200 professionals, from more than 80 practice offices, annually serving 2,400 clients around the world.

Headquartered in Irvine, California, Resources Global has served 84 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, April 7, 2009.  This conference call will be available for listening via a webcast on the Company’s website: http://www.resourcesglobal.com.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology.  In this press release, such statements include our expectations concerning economic conditions, our beliefs regarding the value that we will deliver to our clients and the investment return that we will deliver to our shareholders, our belief that there will be a substantial potential to shift additional share of consulting spend from our traditional competitors, our expectation of $12 million in costs savings annually as a result of our cost reduction initiatives and our belief that our flexible business model and the strength of our balance sheet gives us a distinct competitive advantage.  Such statements and all phases of Resources Connection’s operations are subject to known and unknown risks, uncertainties and other factors, including overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113).  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Resources Connection’s, and its industry’s, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  The Company undertakes no obligation to update the forward-looking statements in this press release.
###

RESOURCES CONNECTION, INC.
INCOME STATEMENT
(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended

	February 28, 2009	February 23, 2008	February 28, 2009	February 23, 2008

	(unaudited)		(unaudited)

Revenue	$155,989	$202,803	$553,527	$603,561

Direct costs of services	97,988	127,252	340,576	374,908

Gross profit	58,001	75,551	212,951	228,653

Selling, general and administrative expenses (1)	50,803	57,518	161,696	166,061

Operating income before amortization and depreciation (1)	7,198	18,033	51,255	62,592

Amortization of intangible assets	271	211	928	549

Depreciation expense	2,185	2,200	6,788	6,082

Operating income (1)	4,742	15,622	43,539	55,961

Interest income	(458)	(952)	(1,354)	(5,123)

Income before provision for income taxes (1)	5,200	16,574	44,893	61,084

Provision for income taxes (2)	3,120	7,909	20,845	27,801

Net income (1) (2)	$2,080	$8,665	$24,048	$33,283

Diluted net income per share	$0.05	$0.19	$0.53	$0.67

Diluted shares	45,390	46,547	45,760	49,952

RESOURCES CONNECTION, INC.
INCOME STATEMENT
(in thousands, except per share amounts)

EXPLANATORY NOTES

1.
Includes $4,212 and $6,052 of stock compensation expense for the three months ended February 28, 2009 and February 23, 2008, respectively, and $13,811 and $17,314 of stock compensation expense for the nine months ended February 28, 2009 and February 23, 2008, respectively.

2.
The Company’s effective tax rate, absent the impact of the requirement to recognize compensation expense related to employee stock option grants and employee stock purchases, was 43.6% and 40.4% for the three months ended February 28, 2009 and February 23, 2008, respectively and 41.0% and 40.1% for the nine months ended February 28, 2009 and February 23, 2008, respectively.  The Company adjusted its estimate of the effective tax rate for the year ended May 30, 2009 during its third quarter, as a result of the magnified impact of permanent differences relative to lower pretax income; state income tax increases; and foreign earnings.  The Company’s effective tax rate, including the impact of the requirement to recognize compensation expense related to employee stock option grants and employee stock purchases, was 60.0% and 47.7% for the three months ended February 28, 2009 and February 23, 2008, respectively, and 46.4% and 45.5% for the nine months ended February 28, 2009 and February 23, 2008, respectively.  The Company cannot recognize a potential tax benefit for certain stock option grants until and unless the holder exercises his or her option and sells the shares. In addition, the Company can only recognize a potential tax benefit for employees’ acquisition and subsequent sale of shares purchased through the Company’s Employee Stock Purchase Plan if the sale occurs within a certain defined period.  Further, under Statement of Financial Accounting Standards 123 (R), “Share-Based Payment” (“SFAS 123(R)”), certain potential tax benefits associated with incentive stock options fully vested at the time of adoption of SFAS 123(R) will be recognized as additional paid in capital when and if those options are exercised.

RESOURCES CONNECTION, INC.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands, except Adjusted EBITDA Margin)

	Quarter Ended		Nine Months Ended

	February 28, 2009	February 23, 2008	February 28, 2009	February 23, 2008

	(unaudited)		(unaudited)

Adjusted EBITDA
Net income	$2,080	$8,665	$24,048	$33,283

Adjustments:

Amortization of intangible assets	271	211	928	549

Depreciation expense	2,185	2,200	6,788	6,082

Interest income	(458)	(952)	(1,354)	(5,123)

Provision for income taxes	3,120	7,909	20,845	27,801

EBITDA	7,198	18,033	51,255	62,592

Stock compensation expense	4,212	6,052	13,811	17,314

Adjusted EBITDA	$11,410	$24,085	$65,066	$79,906

Revenue	$155,989	$202,803	$553,527	$603,561

Adjusted EBITDA Margin	7.3%	11.9%	11.8%	13.2%

RESOURCES CONNECTION, INC.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands, except Adjusted EBITDA Margin)

The Company utilizes certain financial measures and key performance indicators that are not defined by or calculated in accordance with generally accepted accounting principles (“GAAP”) to assess our financial and operating performance.  A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, a non-GAAP financial measure, is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes.  Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA before stock compensation expense.  Adjusted EBITDA Margin is calculated by dividing Revenue by Adjusted EBITDA.  We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the performance of our Company.  Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity.  These measures should be considered in addition to, and not as a substitute, or a superior measure to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET INFORMATION
(in thousands)
	February 28, 2009	May 31, 2008
	(unaudited)
Cash, cash equivalents and short-term investments	$145,977	$106,814

Accounts receivable, less allowances	$84,134	$126,669

Total assets	$408,834	$410,502

Current liabilities	$72,789	$91,424

Total stockholders’ equity	$331,568	$305,888